Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
June 19, 2012	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Regency Energy Partners LP	Los Angeles	Tokyo
2001 Bryan Street, Suite 3700	Madrid	Washington, D.C.
Dallas, TX 75201	Milan

Re:	Registration Statement No. 333-181690

Ladies and Gentlemen:

We have acted as special counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $200,000,000 (the “Units”). The Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2012 (Registration No. 333-181690) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated June 19, 2012 to the Prospectus dated June 8, 2012 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership’s general partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units have been issued by the Partnership against payment therefor in the circumstances contemplated by the Equity Distribution Agreement filed as an exhibit to the Partnership’s Current Report on Form 8-K filed with the Commission on June 19, 2012 and the Prospectus, the Units will be validly issued and, under the Delaware LP Act, purchasers of the Units will have no obligation to make further payments for their purchase of Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

June 19, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated June 19, 2012 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP